Exhibit 10.5

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT (this “Agreement”) is entered into as of October 8, 2024, by and between Efshar Hataya Ltd, a Marshall Islands corporation, in its capacity as agent for itself and the other Royalty Secured Parties (as defined below) (together with its successors and assigns, “Royalty Agent”), and SCILEX PHARMACEUTICALS INC., a Delaware corporation (“Debtor”), and ACQUIOM AGENCY SERVICES LLC, a Colorado limited liability company, as the collateral agent (in such capacity, together with its successors and assigns and as more specifically defined below, “Note Agent”) for the Note Secured Parties (as defined below).

RECITALS

1. WHEREAS, Debtor, Scilex Holding Company, the Purchasers (as defined in the Royalty Purchase Agreement) party thereto (the “Royalty Purchasers” and together with Royalty Agent, the “Royalty Secured Parties”) have entered into that certain Purchase and Sale Agreement, dated as of October 8, 2024 (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Royalty Purchase Agreement”), under which the Purchasers (as defined in the Royalty Purchase Agreement) have agreed to purchase, acquire and accept from the Debtor, the Purchased Receivables (as defined in the Royalty Purchase Agreement). As security for the due performance and payment of all of Debtor’s obligations to the Royalty Secured Parties under the Royalty Purchase Agreement, Debtor has granted to Royalty Agent for the benefit of the Royalty Secured Parties, a security interest in and to the Royalty Priority Collateral pursuant to that certain Security Agreement, dated as of the date hereof by and between Debtor and Royalty Agent (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Royalty Security Agreement”);

2. WHEREAS, pursuant to the applicable Securities Purchase Agreement (as defined below) the Note Holders (as defined below) have purchased promissory notes from Scilex Holding Company, a Delaware corporation (the “Issuer”) evidenced by the Notes (as defined below);

3. WHEREAS, the Debtor, the Issuer, the other subsidiaries of the Issuer and Note Agent have entered into that certain Amended and Restated Security Agreement dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Note Security Agreement”) which secures the prompt payment, performance and discharge in full of (i) all of the Issuer’s obligations under the Notes and (i) the Debtor’s and the other guarantors’ obligations under the Tranche A Note Guarantee; and

5. WHEREAS, the Royalty Obligations are intended to be secured by first priority liens on the Royalty Priority Collateral, and the Note Obligations are intended to be secured by first priority liens on the Note Priority Collateral and second priority liens on the Royalty Priority Collateral, such priorities and related rights to be established by this Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and stipulated to by all parties hereto, Royalty Agent, Debtor, and Note Agent covenant and agree as set forth below.

1. Definitions. The following capitalized terms shall have the meanings set forth below for purposes of this Agreement.

a.	“Additional Tranche A Note” has the meaning set forth in the Tranche A Note.

b.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act. “Affiliated” has a meaning correlative thereto.

c.

“Collateral Actions” means (i) to ask, demand or sue for, or to pursue, take or receive from Debtor or any obligor in respect of the Royalty Obligations on any of the Royalty Priority Collateral, any payment, value, money or other proceeds of any of the Royalty Priority Collateral, or (ii) to pursue or prosecute any right or remedy which Note Agent may have as a secured party or otherwise in respect of any of the Royalty Priority Collateral.

d.	“Insolvency Event” means the following:

i.

Debtor commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Debtor making a general assignment for the benefit of its creditors; or

ii.

there is commenced against Debtor any case, proceeding or other action of a nature referred to in Clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

iii.

there is commenced against Debtor any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for such relief and which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry of such order; or

iv.	Debtor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in any of clauses (i), (ii), or (iii) above; or

v.	Debtor is not paying, or is unable to pay, or admits in writing its inability to pay, its debts as they become due.

e.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

f.	“Note” and “Notes” means individually and collectively, as the case may be, the Tranche A Notes and the Tranche B Notes outstanding on any date of determination.

g.	“Note Agent” has the meaning set forth in the preamble.

h.

“Note Collateral” means all assets, whether now owned or hereafter acquired by Debtor, in which a Lien is granted or purported to be granted at any time by Debtor to any Note Secured Party as security for any Note Obligation.

i.	“Note Documents” means the Notes, the Tranche A Note Guarantee and the Note Security Agreement.

j.	“Note Guarantee” has the meaning set forth in the recitals hereto.

k.	“Note Holder” and “Note Holders” means, individually and collectively, a holder of any Notes.

l.	“Note Obligations” means all “Obligations” as defined in the Note Security Agreement.

m.	“Note Priority Collateral” means all Note Collateral except for Royalty Priority Collateral.

n.	“Note Secured Parties” means, collectively the Note Agent and the Note Holders.

o.	“Note Security Agreement” has the meaning set forth in the recitals hereto.

p.

“Person” shall mean an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, a limited liability company, a limited liability partnership or other entity, or a government or any agency, instrumentality or political subdivision thereof.

q.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform commercial Code, with respect to the Royalty Priority Collateral, and (b) whatever is recoverable or recovered when any Royalty Priority Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily.

r.

“Related Fund” means, any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities that is administered or managed by (i) a Royalty Secured Party, (ii) an Affiliate of a Royalty Secured Party or (iii) an entity or an Affiliate of an entity that administers or manages a Royalty Secured Party.

s.

“Royalty Obligations” means all obligations, liabilities and indebtedness of every nature of Debtor from time to time owed to the Royalty Secured Parties under the Royalty Purchase Agreement, including, without limitation, Covered Product Revenue Payments (as defined in the Royalty Purchase Agreement), fees, costs, expenses, other payments, indemnification obligations, whether primary or secondary, direct or indirect, contingent or fixed, joint or several, matured or unmatured or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the commencement of an Insolvency Event (including, without limitation, interest or other charges accruing thereon after an Insolvency Event, without regard to whether or not such interest or other charges are allowed claims).

t.	“Royalty Priority Collateral” means all of the “Collateral” as defined in the Royalty Security Agreement as in effect on the date hereof.

u.	“Royalty Purchase Agreement” has the meaning set forth in the recitals hereto.

v.	“Royalty Security Agreement” has the meaning set forth in the recitals hereto.

w.	“Securities Purchase Agreements” means, collectively, the Tranche A SPA and Tranche B SPA. “Securities Purchase Agreement” means either of the foregoing as the context may require.

x.

“Tranche A Notes” means, collectively, (i) the Issuer’s Tranche A Senior Secured Promissory Note due March 21, 2025, in the original principal amount of $101,875,000.00 in favor of Oramed Pharmaceuticals Inc. and (ii) any Additional Tranche A Notes.

y.

“Tranche A Note Guarantee” means that certain Subsidiary Guarantee, dated as of September 21, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), by and among the subsidiaries of Issuer have jointly and severally agreed to guarantee and act as surety for payment of such Tranche A Notes and any Additional Tranche A Notes; and

z.	“Tranche B Notes” means, collectively, the notes issued under the Tranche B SPA.

aa.

“Tranche A SPA” means the Securities Purchase Agreement dated as of September 21, 2023, by and among the Debtor and the purchasers party thereto, under which the Tranche A Notes are issued (as amended, restated, supplemented or otherwise modified from time to time).

bb.

“Tranche B SPA” means the Securities Purchase Agreement dated as of October 7, 2024, by and among the Debtor and the purchasers party thereto, under which the Tranche B Notes are issued (as amended, restated, supplemented or otherwise modified from time to time).

cc.	“Uniform Commercial Code” means the Uniform Commercial Code, as amended, as in effect in the State of New York as of the date of this Agreement.

2.	Acknowledgement of Lien; Lien Priority; Prohibition on Contesting Liens; No New Liens.

a.

Royalty Agent (on behalf of the Royalty Secured Parties) hereby agrees and acknowledges that Note Agent, for the benefit of itself and the Note Secured Parties, has been granted a first priority Lien upon the Note Priority Collateral, and hereby consents thereto. Note Agent (on behalf of the Note Secured Parties) hereby agrees and acknowledges that (i) Royalty Agent (on behalf of itself and the Royalty Secured Parties) has been granted a first priority Lien upon the Royalty Priority Collateral, and hereby consents thereto and (ii) notwithstanding anything to the contrary contained herein, in any Note Document or any Royalty Document, no Note Secured Party shall have any security interest or other claim whatsoever to the Purchased Receivables as defined in the Royalty Purchase Agreement.

b.

Note Agent (on behalf of the Note Secured Parties) hereby agrees that all of its rights and interest with respect to the Royalty Priority Collateral shall be in all respects subject and subordinate to the rights of Royalty Agent and the Royalty Secured Parties with respect to the Royalty Priority Collateral in connection with and on account of the Royalty Obligations. The foregoing subordination in the preceding sentence in respect of the Royalty Priority Collateral shall be irrespective of (i) the time, order, manner or method of creation, attachment or perfection of the respective security interests, liens or other rights granted to any Note Secured Party or any Royalty Secured Party, (ii) the time or manner of the filing of their respective financing statements, (iii) whether Note Agent or Royalty Agent or any Note Secured Party or Royalty Secured party or any bailee or agent of any party holds possession of any or all of such Royalty Priority Collateral, (iv) the dating, execution or delivery of any agreement, document or instrument granting Note Agent, any Note Secured Party or Royalty Agent or any Royalty Secured Party security interests or liens in or on any or all of the Royalty Priority Collateral, and (v) any provision of the Uniform Commercial Code or any other applicable law to the contrary.

c.

Note Agent (on behalf of the Note Secured Parties) agrees to refrain from challenging the validity, enforceability, priority or perfection of Royalty Agent’s and the Royalty Secured Parties’ security interests in the Royalty Priority Collateral, whether in a proceeding under the United States Bankruptcy Code involving Debtor as a debtor, or otherwise. Royalty Agent (on behalf of the Royalty Secured Parties) agrees to refrain from challenging the validity, enforceability, junior priority or perfection of Note Agent’s and the Note Secured Parties’ security interests in the Royalty Priority Collateral, whether in a proceeding under the United States Bankruptcy Code involving Debtor as a debtor, or otherwise. Royalty Agent (on behalf of the Royalty Secured Parties) agrees to refrain from challenging the validity, enforceability, priority or perfection of Note Agent’s security interests in the Note Priority Collateral, whether in a proceeding under the United States Bankruptcy Code involving Debtor as a debtor, or otherwise.

d.

Until the Note Obligations have been paid in full, Royalty Agent shall not acquire or hold any Lien on any Note Priority Collateral. If Royalty Agent shall (nonetheless and in breach hereof) acquire or hold any Lien on any Note Priority Collateral, then Royalty Agent shall, without the need for any demand from Note Agent and notwithstanding anything to the contrary in the Royalty Purchase Agreement, as soon as practicable (i) notify Note Agent in writing of the existence of such Lien and (ii) take all steps necessary to fully and unconditionally release such Lien.

e.

Note Agent (on behalf of the Note Secured Parties) acknowledges that the transactions under the Royalty Purchase Agreement are ongoing, and if the Royalty Obligations at any time are $0.00 it does not necessarily mean the Royalty Obligations are paid in full or that Royalty Agent or any Royalty Secured Party is no longer obligated to make the purchases from Debtor under the Royalty Purchase

Agreement. Royalty Agent and Debtor agree to provide prompt notice to Note Agent of the occurrence of the termination of the Royalty Purchase Agreement under Section 9.1(a) of the Royalty Purchase Agreement, at which point (i) the Liens of Royalty Agent shall be automatically released and terminated in accordance therewith and (ii) Royalty Agent agrees to execute and deliver such additional documents, filings, releases and other instruments as the Debtor or Note Agent may reasonably require to carry out the terms of this Section 2(e) at the Debtor’s expense; provided however, that if the Royalty Obligations are for any reason reinstated after such termination or the payment thereof is avoided, subordinated, recharacterized or set aside for any reason, the Liens of the Royalty Agent and the Royalty Secured Parties shall be automatically reinstated and the terms of this Agreement shall also automatically be reinstated in full and the parties agree to be bound thereby.

3.	Restrictions on Subordination Obligations. Notwithstanding the terms of the Note Documents, Debtor and Note Agent agree as follows:

a.	[Reserved].

b.

Subject to the penultimate paragraph of this Section 3, until the Royalty Obligations are paid in full and the Royalty Purchase Agreement is terminated, no Note Secured Party will take any Collateral Actions, regardless of whether such Collateral Actions relate to the Note Obligations or any other indebtedness that is outside the definition of Note Obligations, with respect to the Royalty Priority Collateral.

c.	[Reserved].

d.

Royalty Agent may take any and all actions deemed necessary or advisable to Royalty Agent in its reasonable discretion, and as permitted by law or the Royalty Purchase Agreement, to enforce, realize on, or liquidate its security interest in the Royalty Priority Collateral without any liability to Note Agent or any Note Secured Party.

e.

Notwithstanding anything contained herein to the contrary, following Debtor’s failure to pay the Covered Product Revenue Payments in full to the Royalty Purchasers on two consecutive Royalty Payment Dates (the “Royalty Payment Default”), if Royalty Agent has not commenced the exercise of remedies during a period in excess of ninety (90) days after the occurrence of the Royalty Payment Default, or if Royalty Agent thereafter fails to diligently prosecute such exercise of remedies, Note Agent may exercise its remedies under and with respect to the Royalty Priority Collateral under the Note Documents; provided, however, an enforcement of Note Agent’s remedies in accordance herewith shall not effect, waive or otherwise modify the terms of this Agreement.

f.

For the avoidance of doubt, and notwithstanding anything to contrary contained herein, (i) nothing in Section 2 or this Section 3 shall restrict or prohibit any actions of the Note Secured Parties with respect to the Note Priority Collateral and (ii) Royalty Agent acknowledges and agrees that until the payment in full of the Note Obligations the Note Secured Parties shall have the sole right to exercise or refrain from exercising rights and remedies with respect to the Note Priority Collateral (but the Note Secured Parties shall have no obligation to exercise any such rights and remedies) and Royalty Agent shall have no lien on any Note Priority Collateral and no right to exercise any rights and remedies with respect to the Note Priority Collateral.

4.	[Reserved].

5.

Application of Proceeds. Whether or not any Insolvency Event has been commenced by or against Debtor, Royalty Agent and Note Agent hereby agree that all Royalty Priority Collateral, and all Proceeds thereof, shall be applied as follows:

first, to the payment of costs and expenses (including reasonable attorneys’ fees and expenses and court costs) of Royalty Agent;

second, to the payment of the Royalty Obligations in accordance with the Royalty Purchase Agreement until the Royalty Obligations are paid in full;

third, to the payment of the Note Obligations until the Note Obligations are paid in full; and

fourth, the balance, if any to the Debtor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

6.

Payments Held in Trust. Until such time as the Royalty Obligations are paid in full and the Royalty Purchase Agreement is terminated, if Note Agent or any Note Secured Party receives Royalty Priority Collateral proceeds, Note Agent agrees to segregate and hold such payment in trust for the benefit of Royalty Agent and agrees to immediately deliver the payment to Royalty Agent in precisely the same form received (but with the endorsement of Note Agent where necessary) for application on account of the Royalty Obligations.

7.	[Reserved].

8.

Control Agreements. Note Agent agrees enter control agreements with Royalty Agent as first lien creditor and Note Agent as second lien creditor for a segregated deposit account of the Debtor for the purpose of receiving payments owed to Debtor in respect of the Covered Products (as defined in the Royalty Purchase Agreement).

9.	[Reserved].

10.

Insolvency Event. The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of an Insolvency Event. Without limiting the foregoing, following the commencement of an Insolvency Event involving the Debtor, the provisions of this Agreement shall continue to govern the relative rights and priorities of Note Agent and the other Note Secured Parties and Royalty Agent and the other Royalty Secured Parties even if all or part of their respective liens or security interests are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Insolvency Event. In any Insolvency Event, (i) no Note Secured Party (in its capacity as a Note Secured Party) shall (a) seek or support debtor-in-possession financing to be secured by all or any portion of the Royalty Priority Collateral (such financing, “Royalty DIP Financing”), other than as may be provided by Royalty Secured Parties in compliance with this Section 10, (b) oppose any debtor-in-possession financing to be secured by all or any portion of the Royalty Priority Collateral proposed to be provided by Royalty Secured Parties that complies with this Section 10, (c) object to any request by any Royalty Secured Party for adequate protection for the post-petition use of cash collateral that constitutes Royalty Priority Collateral, in each case, so long as Note Agent retains its Lien on the Royalty Priority Collateral to secure the Note Obligations (in each case, including proceeds thereof arising after the commencement of any Insolvency Event), and, as to the Note Priority Collateral only, such Lien has the same priority as existed prior to the commencement of such Insolvency Event and any Lien securing such Royalty DIP Financing is junior and subordinate to the Note Agent’s Lien on the Note Priority Collateral or (d) object to any Royalty DIP Financing if the aggregate principal amount of such Royalty DIP Financing does not exceed $25,000,000 and is in compliance with this Section 10, (ii) no Royalty Secured Party (in such capacity) shall (a) seek or support debtor-in-possession financing to be secured by all or any portion of the Note Priority Collateral (such financing, “Term Loan DIP Financing”) on a senior or pari passu basis with the Lien of the Note Agent on the Note Priority Collateral, other than as may be provided by the Note Secured Parties in compliance with this Section 10, (b) oppose any debtor-in-possession financing to be secured by all or any portion of the Note Priority Collateral proposed to be provided by the Note Secured Parties that complies with this Section 10 or (c) object to any request by any Note Secured Party for adequate protection for the post-petition use of cash collateral that constitutes Note Priority Collateral, in each case, so long as any Lien securing such Term Loan DIP Financing is junior and subordinate to the Royalty Agent’s Lien on the Royalty Priority Collateral. Notwithstanding anything to the contrary contained herein, any Royalty Secured Party (or group of Royalty Secured Parties or any of their Affiliates or Related Funds) may propose Royalty DIP Financing in accordance with the terms hereunder only if each other Royalty Secured Party is offered the ability to participate in such Royalty DIP Financing on a pro rata basis in accordance with their share of the outstanding Royalty Obligations on the same terms as the Royalty Secured Parties proposing such Royalty DIP Financing.

11.

Liquidation. In the event of the liquidation or sale of the assets of the Debtor, by reason of dissolution or bankruptcy, or by appointment of a receiver, or by other legal proceeding, all amounts received by any person from the liquidation of the Royalty Priority Collateral shall be paid first to Royalty Agent to be applied to the Royalty Obligations in accordance with Section 5.

12.

Waivers. Note Agent hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require Royalty Agent to marshal any Royalty Priority Collateral of the Debtor for the benefit of Note Agent. Royalty Agent hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require Note Agent to marshal any Note Priority Collateral of the Debtor for the benefit of Royalty Agent. Note Agent also hereby waives, to the extent permitted by applicable law, any rights it may have to enjoin or otherwise obtain a judicial or administrative order preventing Royalty Agent from taking, or refraining from taking, any action with respect to all or any part of the Royalty Priority Collateral. Without limiting the foregoing, Note Agent hereby agrees that until the Royalty Obligations are paid in full and the Royalty Purchase Agreement is terminated: (a) it has no right to direct or object to the manner in which Royalty Agent applies the proceeds of the Royalty Priority Collateral resulting from the exercise by Royalty Agent of its rights and remedies under the Royalty Purchase Agreement and (b) that Royalty Agent has not assumed any obligation to act as the agent for Note Agent with respect to the Royalty Priority Collateral.

13.

Amendments in Writing. No waiver shall be deemed to have been made by any party to this Agreement of any or all of its rights under this Agreement unless the same shall be in writing and duly signed by its duly authorized signatories, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of any party to this Agreement in any other respect at any time. No executory agreement shall be effective to change, modify or discharge, in whole or in part, this Agreement, unless such executory agreement is in writing and duly signed by the duly authorized officers of each party to this Agreement.

14.

Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and shall be binding upon the undersigned and the respective successors and assigns of the undersigned. The parties hereby consent to the jurisdiction of the state and federal courts located in New York, New York for any dispute arising out of this Agreement. There are no third-party beneficiaries to this Agreement. Each of the parties to this Agreement hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise arising out of, connected with or related to or in connection with this Agreement. Instead, any dispute resolved in court will be resolved in a bench trial without a jury. No finding of invalidity of any provision of this Agreement shall affect the continuing validity of all other provisions of this Agreement. This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed an original. This Agreement shall not be construed against any party by reason of such party having drafted this Agreement.

15.

Notices. Any written notice or other written communication to be given under this Agreement shall be mailed or electronically mailed (“email”) to each party at its address, or email address, as applicable, set below, or to such other address or email address a party may specify in writing by notice to the other parties. Except as otherwise expressly provided herein, any such notice sent via (i) mail or overnight courier shall be effective upon receipt, or (ii) email shall be effective when sent to a valid email address as set forth below, with a request for acknowledgment of receipt and such acknowledgement has been received by sender.

If to Note Agent, at:

Acquiom Agency Services LLC

950 17th Street, Suite 1400

Denver Colorado 80202

Email: bcesari@srsacquiom.com

With copies to (which

shall not constitute notice):

Oramed Pharmaceuticals Inc.

1185 Avenue of the Americas, Third Floor

New York, NY 10036

Attn: Nadav Kidron

Avi Gabay

Telephone: +972-2-566-0001

Email: nadav@oramed.com;

avi@oramed.com

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Phil Kaminski

Telephone: 212-969-3511

Email: pkaminski@proskauer.com

Murchinson Ltd

145 Adelaide Street West, 4th Floor

Toronto, ON M5H 4E5

Attention: Joshua Fenttiman

Email: jfenttiman@murchinsonltd.com

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

Attention: Andrew R. Mariniello

Email: andrew.mariniello@morganlewis.com

If to the Debtor, at:

Scilex Pharmaceuticals, Inc.

960 San Antonio Road

Suite 100

Palo Alto, CA 94303

Attention: Stephen Ma

Email: sma@scilexholding.com

With copies to (which

shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Elizabeth Razzano

Telephone: (650) 320-1895

Email: elizabethrazzano@paulhastings.com

If to Royalty Agent, at:

Efshar Hataya Ltd

c/o Murchinson Ltd

145 Adelaide Street West, 4th Floor

Toronto, ON M5H 4E5

Attention: Joshua Fenttiman

Email: jfenttiman@murchinsonltd.com

With copies to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

Attention: Andrew R. Mariniello

Email: andrew.mariniello@morganlewis.com

16.	Notices of Default.

a.

Debtor shall, within two (2) business days of its receipt of any default notice under the Royalty Purchase Agreement, provide a copy of such notice to Note Agent. Debtor shall, within two (2) business days of its receipt of any default notice under the Note or the documents governing its affiliate’s obligations guaranteed thereby, provide a copy of such notice to Royalty Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Subordination Agreement to be executed as of the day and year first above-written.

NOTE AGENT:

ACQUIOM AGENCY SERVICES LLC, a Colorado limited liability company

By:	/s/ Beth Cesari
Name:	Beth Cesari
Title:	Senior Director

ROYALTY AGENT:

EFSHAR HATAYA LTD, a Marshall Islands corporation

By:	/s/ Mark Lichtenstein
Name:	Mark Lichtenstein
Title:	Authorized Signatory

DEBTOR:

SCILEX PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer and President